Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

First Quarter 2012 Operating Results

Baton Rouge, LA – May 3, 2012—Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the first quarter ended March 31, 2012.

First Quarter Results

Lamar reported net revenues of $266.2 million for the first quarter of 2012 versus $255.2 million for the first quarter of 2011, a 4.3% increase. Operating income for the first quarter of 2012 remained relatively constant over the same period in 2011 at $25.8 million. There was a net loss of $22.8 million for the first quarter of 2012 compared to a net loss of $13.2 million for the first quarter of 2011, an increase of $9.6 million primarily resulting from a $30.0 million loss on debt extinguishment related to the settlement of approximately $583.1 million in aggregate principal amount of Lamar Media’s 6 5/8% Notes due 2015. These notes were tendered pursuant to Lamar Media’s tender offer for up to $700 million of its 6 5/8% Notes due 2015, which expired on February 24, 2012.

Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets—see reconciliation to net loss at the end of this release) for the first quarter of 2012 was $99.8 million versus $95.2 million for the first quarter of 2011, a 4.9% increase.

Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures—see reconciliation to cash flows provided by operating activities at the end of this release) for the first quarter of 2012 was $44.2 million as compared to $26.7 million for the same period in 2011, an increase of 65.7%.

Pro forma net revenue for the first quarter of 2012 increased 4.1% and pro forma Adjusted EBITDA increased 5.1% as compared to the first quarter of 2011. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2011 period for acquisitions and divestitures for the same time frame as actually owned in the 2012 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Liquidity

As of March 31, 2012, Lamar had $277.5 million in total liquidity that consists of $241.6 available for borrowing under its revolving senior credit facility and $35.9 million in cash and cash equivalents.

First Quarter Significant Transactions

Notes Offering. On February 9, 2012, Lamar’s wholly owned subsidiary, Lamar Media Corp., closed a private placement of $500 million in aggregate principal amount of 5 7/8% Senior Subordinated Notes due 2022, which resulted in net proceeds to Lamar Media of approximately $489 million.

Tender Offer. On February 27, 2012, Lamar Media accepted for purchase $583.1 million in aggregate principal amount of its outstanding 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015 — Series B and 6 5/8% Senior Subordinated Notes due 2015 — Series C (collectively the “6 5/8% Notes”) that were tendered pursuant to its previously announced tender offer to purchase, for cash, up to $700 million of the 6 5/8% Notes. The aggregate cash payments (including early tender consideration and accrued and unpaid interest) made by Lamar Media pursuant to the tender offer totaled $613.9 million. Currently, Lamar Media has approximately $260.0 million in aggregate principal amount of its 6 5/8% Notes outstanding.

Guidance

For the second quarter of 2012 the Company expects net revenue to be approximately $303 million. On a pro forma basis this represents an increase of approximately 3%.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the second quarter of 2012. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in our filings with the Securities and Exchange Commission, including the risk factors included in Item 1A of our 2011 Annual Report on Form 10-K, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Thursday, May 3, 2012 at 2:00 p.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-334-323-7226
Passcode:	70081010
Available through Monday, May 7, 2012 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, May 7, 2012 at 11:59 p.m. eastern time

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and approximately 60 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND

SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended March 31,
	2012	2011
Net revenues	$266,238	$255,202

Operating expenses (income)
Direct advertising expenses	103,423	99,551
General and administrative expenses	51,314	49,353
Corporate expenses	11,659	11,133
Non-cash compensation	2,612	2,132
Depreciation and amortization	72,373	73,873
Gain on disposition of assets	(936)	(6,447)

	240,445	229,595
Operating income	25,793	25,607
Other expense (income)
Loss on extinguishment of debt	29,972	—
Interest income	(58)	(32)
Interest expense	39,914	43,620

	69,828	43,588

Loss before income tax	(44,035)	(17,981)
Income tax benefit	(21,219)	(4,741)

Net loss	(22,816)	(13,240)
Preferred stock dividends	91	91

Net loss applicable to common stock	($22,907)	($13,331)

Loss per share:
Basic and diluted loss per share	($0.25)	($0.14)

Weighted average common shares outstanding:
- basic	93,114,125	92,681,351
- diluted	93,457,603	93,157,052

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$99,842	$95,165
Interest, net (excluding amortization of debt issuance costs)	(35,359)	(39,054)
Current tax expense	(445)	(534)
Preferred stock dividends	(91)	(91)
Total capital expenditures (1)	(19,747)	(28,813)

Free cash flow	$44,200	$26,673

(1)	See the capital expenditures detail included below for a breakdown by category.

	March 31, 2012	December 31, 2011
Selected Balance Sheet Data:
Cash and cash equivalents	$35,865	$33,503
Working capital	112,888	95,281
Total assets	3,416,831	3,427,353
Total debt (including current maturities)	2,187,595	2,158,528
Total stockholders’ equity	821,111	838,998

	Three months ended
	March 31,
	2012	2011
Other Data:
Cash flows provided by operating activities	$36,702	$25,826
Cash flows used in investing activities	24,040	28,335
Cash flows used in financing activities	10,595	57,005

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$36,702	$25,826
Changes in operating assets and liabilities	28,299	30,926
Total capital expenditures	(19,747)	(28,813)
Preferred stock dividends	(91)	(91)
Other	(963)	(1,175)

Free cash flow	$44,200	$26,673

Reconciliation of Adjusted EBITDA to Net loss:
Adjusted EBITDA	$99,842	$95,165
Less:
Non-cash compensation	2,612	2,132
Depreciation and amortization	72,373	73,873
Gain on disposition of assets	(936)	(6,447)

Operating Income	25,793	25,607

Less:
Loss on extinguishment of debt	29,972	—
Interest income	(58)	(32)
Interest expense	39,914	43,620
Income tax benefit	(21,219)	(4,741)

Net loss	($22,816)	($13,240)

	Three months ended March 31,
	2012	2011	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Net revenue	$266,238	$255,202	4.3%
Acquisitions and divestitures	—	469

Pro forma net revenue	$266,238	$255,671	4.1%

Direct advertising and G&A expenses	$154,737	$148,904	3.9%
Acquisitions and divestitures	—	655

Pro forma direct advertising and G&A expenses	$154,737	$149,559	3.5%

Outdoor operating income	$111,501	$106,298	4.9%
Acquisitions and divestitures	—	(186)

Pro forma outdoor operating income	$111,501	$106,112	5.1%

Corporate expenses	$11,659	$11,133	4.7%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$11,659	$11,133	4.7%

Adjusted EBITDA	$99,842	$95,165	4.9%
Acquisitions and divestitures	—	(186)

Pro forma Adjusted EBITDA	$99,842	$94,979	5.1%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2011 for acquisitions and divestitures for the same time frame as actually owned in 2012.

	Three months ended March 31,
	2012	2011
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$111,501	$106,298
Less: Corporate expenses	11,659	11,133
Non-cash compensation	2,612	2,132
Depreciation and amortization	72,373	73,873
Plus: Gain on disposition of assets	936	6,447

Operating income	$25,793	$25,607

	Three months ended March 31,
	2012	2011
Capital expenditure detail by category
Billboards—traditional	$5,066	$8,681
Billboards—digital	7,910	8,433
Logo	1,319	2,158
Transit	21	208
Land and buildings	1,685	599
Operating equipment	3,746	8,734

Total capital expenditures	$19,747	$28,813